CONSENT OF INDEPDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of our report dated April 15, 2004, relating to the consolidated financial statements of Banyan Corporation and subsidiaries, which contains an explanatory paragraph that describes substantial doubt about the Company’s ability to continue as a going concern, and to the reference to our Firm under the caption “Experts” in the Prospectus. However, we were dismissed by the Company on September 1, 2004 and we have not performed any auditing, review or accounting services subsequent to the audit of the December 31, 2003 consolidated financial statements.

GELFOND HOCHSTADT PANGBURN, P.C.

Denver, Colorado

February 14, 2004